Exhibit 10.38

EMPLOYMENT AGREEMENT

THIS AGREEMENT DATED AS OF FEBRUARY 15, 2013

BETWEEN:

HELI-ONE CANADA INC.,

Incorporated Pursuant to the Laws of Canada,

with a Head Office in Richmond, British Columbia

(“HELI-ONE”)

AND:

LARRY ALEXANDRE,

of [home address]

(the “EXECUTIVE”)

WHEREAS, pursuant to an agreement dated June 20, 2011, the Executive has been employed by Heli-One American Support, LLC in the position of President, a company within the CHC Helicopter group of companies, which includes Heli-One and CHC Helicopter S.A. and their direct and indirect subsidiaries and associated companies (together, “CHC”).

AND WHEREAS, the Executive and CHC wish for the Executive to continue to provide his services to CHC but now as an employee of Heli-One pursuant to this agreement and for the compensation and other benefits, remuneration and consideration respecting the Executive’s employment set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, including, but not limited to the transfer of the Executive’s employment from Heli-One American Support, LLC to Heli-One as of the Effective Date as defined herein, the parties hereby agree as follows:

1.	EMPLOYMENT

1.1 As of the Effective Date (as defined below), the Executive shall become employed by Heli-One and shall serve as President. The Executive shall perform all duties and responsibilities commensurate with the Executive’s position and such other duties and responsibilities as may be reasonably assigned or delegated to the Executive from time to time by the Chief Executive Officer of Heli-One or CHC, including duties and responsibilities with respect to CHC.

1.2 The Executive agrees to devote the Executive’s full working time and effort and attention to the business, operations and affairs of Heli-One and CHC. The Executive will not join any boards or accept other external professional commitments without prior approval of the CEO of CHC.

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1.3 The Executive agrees to observe and be bound by CHC’s Code of Ethics and Integrity (as amended from time to time) at all times during the term of the Executive’s employment and, where applicable, thereafter.

1.4 The Executive agrees to observe and be bound by all of Heli-One and CHC’s policies and procedures as they exist from time to time, and to observe and be bound by all agreements relating to confidentiality and non-disclosure of sensitive information that the Executive is required to sign in the course of the Executive’s duties under this Agreement and, where applicable, thereafter. The Executive expressly acknowledges that he has had an opportunity to review the current existing policies and procedures.

1.5 The Executive agrees that the employment relationship created hereby may be with an affiliate or affiliates of Heli-One or CHC as Heli-One may designate from time to time for the purpose of employing executives of Heli-One, provided that Heli-One shall guarantee the performance of any such affiliate of its obligations to the Executive.

1.6 Heli-One and the Executive shall use all commercially reasonable efforts to obtain the necessary visas and work permits required for the Executive to perform the Executive’s duties hereunder and Heli-One shall reimburse the Executive for all reasonable expenses, including legal fees and administrative charges, incurred by the Executive in connection with obtaining such visas and/or work permits.

2.	TERM OF EMPLOYMENT

2.1 This Agreement shall be for an indefinite term commencing February 16, 2013 (the “Effective Date”) subject to the right of Heli-One or the Executive to terminate it in accordance with the provisions of paragraph 5 hereof.

3.	COMPENSATION

The Executive shall be paid the following compensation during the term of the Executive’s employment pursuant to this Agreement:

3.1 Base Salary. Heli-One shall pay the Executive a base salary (the “Base Salary”) at an annual rate of Four Hundred Thirty-Five Thousand Three Hundred Forty-Eight Canadian Dollars ($435,348 CDN), prorated for partial years of employment. Heli-One shall review the amount of the Executive’s Base Salary from time to time and may, in its sole discretion, consider it for increase (but not decrease, other than a decrease generally applicable to other similarly situated executives). Any such increased (or decreased) amount shall mean “Base Salary” for purposes of this Agreement. Base Salary shall be payable in accordance with Heli-One’s normal payroll practices as they exist from time to time.

3.2 Tax Equalization. The Executive shall be entitled to the benefits of Heli-One’s Tax Equalization Policy as it exists from time to time up until the date of relocation from Texas to British Columbia, at which point it will discontinue. Upon relocation, the Executive will be responsible for any and all Canadian and United States tax liabilities. The Executive will be provided with tax preparation services for the 2013 calendar year in both the United States and Canada.

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3.3 Vacation. The Executive shall be entitled to four (4) weeks vacation per annum. The vacation shall be taken at a time mutually convenient to Heli-One and the Executive and in accordance with Heli-One’s Flex Leave Policy as it exists from time to time.

3.4 Incentive Plans. The Executive shall be eligible to participate in the Short Term Incentive Plan (“STIP”) and the 2011 Management Equity Plan (collectively, the “Incentive Plans”) subject to the Executive’s continued satisfaction of each Plan’s eligibility requirements and other Plan terms and conditions, as they exist from time to time.

3.5 Retirement Benefits. The Executive shall be eligible to participate in Heli-One’s designated defined contribution retirement plan in accordance with the terms and conditions of that plan as it exists from time to time.

3.6 Relocation. Heli-One will pay up to Ten Thousand Canadian Dollars ($10,000 CDN) plus any applicable taxes thereon for the Executive’s relocation expenses incurred through Sterling Relocation Ltd.

3.7 Other Benefits. The Executive shall be entitled to participate in employee insurance and other benefit plans and programs on a comparable basis as such benefits are provided generally from time to time to other similarly situated executives of Heli-One.

3.8 Non-Duplication. This agreement is intended to continue the Executive’s employment and replaces and supersedes any previous employment agreement with CHC, including but not limited to the employment agreement with Heli-One American Support, LLC dated June 20, 2011. The Executive represents that he has suffered no loss or damages as a result of the replacement of any prior employment agreements with CHC and waives any claims arising from their termination or expiration. The Executive’s current benefits and awards under the Incentive Plans are not intended to be either diminished or enhanced by the Executive’s transfer from Heli-One American Support, LLC to Heli-One, and that the transfer shall not result in the duplication of any benefits under any of the Incentive Plans or any of the other employee benefit plans, programs and arrangements in which the Executive is participating or may become eligible to participate.

4.	EXPENSES

4.1 All reasonable business expenses paid or incurred by the Executive in the performance of the Executive’s duties and responsibilities hereunder shall be eligible for reimbursement in accordance with Heli-One’s expense reimbursement policy, as amended from time to time.

4.2 The costs of a cellular telephone shall be eligible for reimbursement.

5.	TERMINATION

This Agreement may be terminated by Heli-One or by the Executive in accordance with the terms of this paragraph.

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5.1 Definitions. For the purpose of this paragraph the following terms shall have the following meaning:

(a) “Cause” shall mean:

(i) the Executive’s continued failure (other than due to the Executive’s mental or physical incapacity) to substantially perform all of the duties and responsibilities of Executive’s position;

(ii) the Executive’s failure to comply with any of the material provisions of this Agreement;

(iii) an act of gross negligence or willful misconduct on the part of the Executive in the performance of the duties and responsibilities of the Executive’s position;

(iv) the commission by the Executive of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (but excluding minor traffic violations);

(v) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of Heli-One or CHC; or

(vi) the Executive’s admission or conviction of, any offence that, in the judgment of senior management, adversely affects the reputation of Heli-One and/or CHC or the Executive’s ability to carry out the Executive’s responsibilities under this Agreement.

(b) “Change in Control” means the occurrence of any of the following events:

(i) a transaction or series of transactions as a result of which there is direct or indirect acquisition, by a “person” or “group” of persons (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now and hereafter amended), other than the person or group of persons (or their respective affiliates) who hold at least 50% of the voting securities of CHC Helicopter S.A. on the effective date of this Agreement, acting jointly or in concert, of voting securities of CHC Helicopter S.A. that when taken together with any voting securities owned directly or indirectly by such person or group of persons at the time of the acquisition, constitute 50% or more of the outstanding voting securities of CHC Helicopter S.A.;

(ii) the consummation of a merger, amalgamation, consolidation, reorganization or other business combination after which the present holders of voting securities of CHC Helicopter S.A. (or their respective affiliates) do not collectively own 50% or more of the voting securities of the entity surviving such merger, amalgamation, consolidation, reorganization or other business combination;

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(iii) there is a sale, transfer or other disposition of all or substantially all of the assets of CHC Helicopter S.A.; or

(iv) there is a liquidation, dissolution or winding-up of CHC Helicopter S.A.,

but does not include any broad public offering of securities of CHC Helicopter S.A. or any transaction, including a dissolution or wind up whereby the assets of CHC Helicopter S.A. remain with an affiliate or subsidiary of CHC Helicopter S.A., that may occur between CHC Helicopter S.A., any affiliate or subsidiary of CHC Helicopter S.A. or, as applicable, any person associated with CHC Helicopter S.A. or any affiliate or subsidiary of CHC Helicopter S.A., which, but for such relationship the transaction would otherwise constitute a Change of Control hereunder.

(c) “Change in Control Period” shall mean a date that is within one hundred and eighty (180) days after the consummation of a Change in Control.

(d) “Good Reason” shall mean:

(i) the Executive is assigned duties inconsistent with the Executive’s position or duties hereunder and which result in a material reduction in the nature or scope of the powers, authority, functions, or duties of the Executive; or

(ii) a material decrease in the Executive’s compensation under this Agreement (other than a decrease generally applicable to other similarly situated Executives) or a failure by Heli-One to pay any material amounts due to the Executive hereunder or otherwise comply with any of the material provisions of this Agreement.

(e) “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the proposed termination date.

(f) “Total Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that the Executive would otherwise be expected to perform and the non-performance of such duties has continued 5 for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

5.2 Accrued Benefits. Upon termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate, if applicable) shall be entitled to receive within thirty (30) days after the termination date: (a) earned but unpaid Base Salary through to the termination

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date; (b) payment for any earned but unused vacation days; and (c) reimbursement for all business expenses properly incurred prior to the termination date, submitted in accordance with Heli-One’s policy no later than ten (10) days after the termination date, and not yet reimbursed. Except as otherwise provided in this paragraph 5, Employee shall have no further rights to any compensation or benefits under this Agreement. All other accrued and vested benefits, if any, due the Executive following the Executive’s termination of employment shall be determined and paid in accordance with the plans, policies, and practices of Heli-One.

5.3 Termination for Cause. The Executive’s employment under this Agreement may be terminated by Heli-One for Cause by giving the Executive a Notice of Termination. If the sole basis for termination is subparagraph (a)(1) of paragraph 5.1, the Executive shall have ten (10) business days after such day a Notice of Termination is received (or such longer period as may be prescribed by the Notice of Termination) to cure the deficiency or deficiencies identified. If the Executive’s employment is terminated under this paragraph 5.3, Heli-One shall provide to the Executive the accrued benefits described in paragraph 5.2, including any death or disability benefits due, and shall have no further compensation and benefits obligations to the Executive under this Agreement.

5.4 Termination for Death or Disability. The Executive’s employment under this Agreement shall terminate upon the death of the Executive or upon the date specified by Heli-One in a Notice of Termination in connection with the Executive’s Total Disability. Although Heli-One will attempt to accommodate any disability suffered by the Executive, to the extent that is lawfully required, Heli-One and the Executive recognize it is a fundamental term of this Agreement that the Executive be able to attend actively at work in British Columbia (or future locations of a CHC head office) and frequently to travel globally. The Executive acknowledges and agrees that, given the nature of Heli-One’s and CHC’s business and the critical importance of the Executive’s position in the operations of Heli-One and CHC, it would constitute an unreasonable accommodation on the part of Heli-One to operate without the services of the Executive for more than one hundred and twenty (120) consecutive days or for more than one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months. Further, the Executive acknowledges that it would be impractical for Heli-One to hire a replacement for the Executive, unless the replacement is hired on a permanent basis. If the Executive’s employment is terminated under this paragraph Heli-One shall provide to the Executive (or to the Executive’s estate in the event of death) the accrued benefits described in paragraph 5.2, including any death or disability benefits due, and shall have no further compensation and benefits obligations to the Executive under this Agreement.

5.5 Termination by Heli-One Other than for Cause, Disability or Death.

(a) Heli-One may terminate the employment of the Executive for reasons other than for Cause or death or Total Disability by providing the Executive Notice of Termination, and upon such termination Heli-One shall provide to the Executive, in addition to the accrued benefits described in paragraph 5.2:

(i) A lump sum amount in lieu of any bonus payable under the STIP for the year of termination, determined as set forth below and prorated based upon the number of days in the plan year prior to the termination

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date, divided by 365, to be paid the same time any STIP Bonus for such plan year would have been paid had the Executive’s employment continued. The prorated bonus shall be based on the average bonus earned by the Executive under the STIP in each of the two years immediately preceding the year in which the termination occurred. In the event the Executive is terminated prior to completing two years of service, the prorated bonus shall be calculated based on the prior year bonus under the STIP and in the event the Executive is terminated prior to completing one year of service, the pro-rated bonus shall be based on the target bonus under the STIP for the uncompleted year of service; and

(ii) a lump sum severance payment equal to twelve (12) months of the Executive’s then Base Salary, payable sixty (60) days following the termination date.

(b) The Executive understands and agrees that prior to receiving the payments and benefits described in this paragraph 5.5, the Executive must sign within fifty (50) days of the termination date, and not revoke, a separation agreement in a form satisfactory to Heli-One, including a general release of claims.

5.6 Termination by Executive for Change of Control or for Good Reason.

(i) During the Change of Control Period, if the Executive’s employment with CHC is terminated, other than for Cause, CHC will, immediately upon termination of employment, pay to the Executive the amount of payments and benefits set out in paragraph 5.5 of this Agreement.

(ii) Upon the occurrence of a Good Reason event, at the Executive’s election, of which the Executive shall advise Heli-One by Notice of Termination within ninety (90) days of the event, and provided that the event described herein has not been remedied by Heli-One within thirty (30) days of receiving the said notice, the Executive’s employment shall terminate the 31st day after Heli-One’s receipt of the notice. Upon such termination Heli-One shall provide to the Executive, in addition to the accrued benefits described in paragraph 5.2, the benefits described in paragraph 5.5 of this Agreement, subject to the Executive signing within fifty (50) days of the termination date, and not revoking, a separation agreement in a form satisfactory to Heli-One, including a general release of claims.

5.7 Resignation by the Executive without Good Reason. The Executive shall have the right to terminate the Executive’s employment upon giving Heli-One at least thirty (30) days prior written notice of resignation. One may, at its option, relieve the Executive of any or all of the Executive’s duties and responsibilities during the notice period. If the Executive’s employment is terminated under this paragraph 5.7, Heli-One shall provide to the Executive the accrued benefits described in paragraph 5.2 and shall have no further compensation and benefits obligations to the Executive under this Agreement.

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5.8 No Further Payments. The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and Heli-One, the Executive shall not be entitled, by reason of the Executive’s employment with Heli-One or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for or referenced in this Agreement.

6.	INDEMNIFICATION

6.1 The Executive shall be indemnified and held harmless by Heli-One against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the Executive by virtue of any act or omission made in good faith in the course of the Executive’s duties. Notwithstanding the foregoing, if the Executive’s employment has been terminated for Cause, and such event constituting Cause is related to the Executive’s need for indemnification, Heli-One shall have no obligation whatsoever to indemnify the Executive for any claim arising out of such event.

7.	CONFIDENTIAL INFORMATION.

7.1 The Executive acknowledges that, by reason of the Executive’s employment with Heli-One, the Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire. For clarity, any reference in this paragraph to “CHC” shall mean Heli-One, CHC and their affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(a) any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(b) the identities of clients and customers (collectively, “Customers”); the identities of contact persons of Customers; the preferences and needs of Customers; Customer contact personnel; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other

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marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c) any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e) financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f) any information relating to the present or proposed business of CHC.

7.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

7.3 The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with CHC, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder, or as such disclosure is required by law. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement or other duties owed to CHC.

7.4 The Executive understands that CHC has from time to time in its possession, information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.5 For the purposes of the copyright laws of Canada, to the extent, if any, that such laws are applicable to any Confidential Information, the Executive’s work shall be considered a work made for hire and Heli-One/CHC shall be considered the author thereof.

7.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC, including all Confidential Information which is in the Executive’s possession or under the Executive’s control, are the property of CHC and that the Executive will return same and any copies of same (including which are electronically stored in any form or format) to CHC immediately upon termination of this Agreement or at any time upon the request of CHC.

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7.7 Notwithstanding the foregoing terms of this paragraph 7, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to this compensation, benefits and equity rights arising under or contemplated by this Agreement.

8.	DISCLOSURE OF DISCOVERIES, IDEAS AND INVENTIONS

8.1 Any new technology, knowledge or information developed by the Executive related to the business of Heli-One and/or CHC during the term of this Agreement shall be the exclusive property of Heli-One and/or CHC (as applicable) to the extent that such technology, knowledge or information is owned by the Executive.

8.2 The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others, during the course of the Executive’s employment with Heli-One pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and Heli-One, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of Heli-One and/or CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of Heli-One and/or CHC (as applicable) and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to Heli-One and/or CHC (as applicable). For purposes of the copyright laws of Canada, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and Heli-One and/or CHC (as applicable) will be considered the author thereof.

8.3 The Executive shall disclose promptly to Heli-One and CHC, or to their successors or assigns, any Inventions.

8.4 The Executive hereby assigns and agrees to assign all the Executive’s rights, title and interest in the Inventions, to Heli-One and/or CHC (as applicable) or their nominee

8.5 Whenever requested to do so by Heli-One and/or CHC, the Executive shall execute any and all applications, assignments or other instruments which Heli-One and/or CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect Heli-One’s and/or CHC’s interest in the Inventions and shall assist Heli-One and/or CHC in every proper way (entirely at Heli-One’s and/or CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

8.6 The Executive hereby waives for the benefit of Heli-One and CHC and their successors and assigns any and all moral rights in respect of any Inventions.

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9.	RESTRICTIONS UPON UNFAIR COMPETITION

9.1 The Executive and Heli-One agree that the restrictions set forth in this paragraph are reasonable and necessary for the protection of Heli-One’s and CHC’s Confidential Information, trade secrets and other business interests and relationships, and that Heli-One would not have entered into this Agreement with the Executive, and disclosed to the Executive and/or permitted the Executive to assist in the development of Heli-One’s and CHC’s Confidential Information, trade secrets and other business interests and relationships but for the Executive’s agreement to this paragraph 9.1. The Executive thus covenants and agrees that the Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, and with responsibilities the same as or substantially similar to any of the responsibilities of the Executive during the last two (2) years of the Executive’s employment by Heli-One (including for the benefit of CHC), directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in, a Competing Business within the Restricted Area. As used herein, the term “Competing Business” means a business of supplying global, national or local helicopter (including helicopter maintenance) services. As used herein, the term “Restricted Area” means the geographic area(s) for which the Executive, during the last two years of the Executive’s employment with Heli-One, had direct or oversight responsibilities or, in the event that the Executive had direct or oversight responsibility during such period on a company-wide basis, the “Restricted Area” means all geographic areas in which Heli-One and CHC are or were doing business at the time of the Executive’s termination, and includes the United States of America, the United Kingdom, Norway, Australia, Brazil, and Canada.

9.2 The Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, or investor:

(a) solicit or call on for the purpose of entering into a Restricted Transaction, as defined herein, or provide products or services to in relation to a Restricted Transaction, any person or entity with whom Heli-One and/or CHC did business within the two (2) year period preceding the termination of the Executive’s employment with Heli-One, and with whom the Executive had contact for such purpose or about whom the Executive had access to Confidential Information or trade secrets;

(b) or induce or encourage any such person or entity to not do or cease doing business with Heli-One and/or CHC, or to reduce or restrict in any way the amount or nature of such business done with Heli-One and/or CHC.

As used herein, “Restricted Transaction” means a business transaction (or component thereof) involving global, national or local helicopter (including helicopter maintenance) services. Provided, however, that this subsection shall not prohibit the Executive from soliciting business from any such person or entity if the business is in no way similar to the business carried on by Heli-One and/or CHC.

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9.3 The Executive will not, without the prior written consent of Heli-One or CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, or investor:

(a) solicit, induce or encourage any employee of Heli-One or CHC to leave Heli-One or CHC or to cease the Executive’s relationship with Heli-One or CHC; or

(b) hire or attempt to hire any employee of Heli-One or CHC.

10.	INJUNCTIVE RELIEF

10.1 The Executive understands and agrees that Heli-One and CHC have a material interest in protecting their Confidential Information and trade secrets, and in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraphs 7 and 9 are reasonably required for the protection of Heli-One and CHC and their goodwill and that the Executive’s agreement to same by the execution of this Agreement are of the essence to this Agreement and constitute a material inducement to Heli-One to enter into this Agreement and to employ the Executive, and that Heli-One would not enter into this Agreement absent such an inducement.

10.2 The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to Heli-One and CHC and that Heli-One and CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to Heli-One and CHC at law or in equity, Heli-One and/or CHC (as applicable) shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.3 The parties further agree that a breach by the Executive of any of the covenants contained in paragraphs 7 and 9 will nullify and make void the obligation that Heli-One has to make the payments referred to in paragraph 5 and where such payments have already been made, the Executive agrees to reimburse Heli-One the amount paid. Where the Executive fails to reimburse Heli-One, the amount paid to the Executive shall be a debt due and owing from the Executive to Heli-One.

10.4 The parties agree that all restrictions in paragraphs 7, 8 and 9 of this Agreement are necessary and fundamental to the protection of the business of Heli-One and CHC and are reasonable and valid, and all defences to the strict enforcement thereof by Heli-One and/or CHC are hereby waived by the Executive.

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11.	REPRESENTATION AND WARRANTY OF THE EXECUTIVE

The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive’s entry into the employ of Heli-One or the Executive’s performance of the terms of this Agreement, including work for CHC.

12.	ENTIRE AGREEMENT

This Agreement contains the entire agreement between Heli-One and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

13.	ASSIGNABILITY

The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of the Executive hereunder may be assigned by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives. Heli-One may assign this Agreement to CHC Helicopter S.A. or to any of its direct and indirect subsidiaries and associated companies. This Agreement shall be binding upon, and inure to the benefit of Heli-One and CHC (and, to the extent necessary, CHC shall be considered a third-party beneficiary of this Agreement) and their successors and permitted assigns hereunder.

14.	NOTICE

Any notice that may be given hereunder shall be in writing and be deemed given upon receipt (or refusal of receipt) by the Executive at the address stated above and to Heli-One at CHC Helicopter, Attention General Counsel, 4740 Agar Drive, Richmond, BC, V7B 1A3, Canada, or at such other address as either party may by similar notice designate.

15.	NO THIRD PARTY BENEFICIARIES OTHER THAN CHC

Other than as set forth herein with respect to CHC, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

16.	SUCCESSOR LIABILITY

Heli-One shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of Heli-One to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Heli-One would be required to perform it if no such succession had taken place.

17.	WAIVER OF BREACH

The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions

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hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

18.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 18 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his or her estate and their assigning any rights hereunder to the person or persons entitled thereto.

19.	SEVERABILITY

The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

20.	SURVIVAL

The obligations set out in paragraph 3, 4, and 5 of this Agreement shall survive the termination of this Agreement and shall remain binding upon Heli-One Canada until such time as such benefits are paid in full to the Executive or his or her estate. The obligations set out in paragraphs 6, 7, 8 and 10 of this Agreement shall survive indefinitely and the obligations set out in paragraph 9 shall survive for twelve (12) months following termination of the Executive’s employment under this Agreement.

21.	CONTROLLING LAW; JURISDICTION AND VENUE; CONSTRUCTION

Except as otherwise provided herein, this Agreement shall be governed by, and construed in accordance with the federal laws of Canada, without giving effect to principles of conflict of laws. The exclusive venue for any litigation between the Executive and Heli-One/CHC for any dispute arising out of this Agreement shall be the courts located in Vancouver, British Columbia, and the Executive hereby consents to any such court’s exercise of personal jurisdiction over the Executive for such purpose. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

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22.	EMPLOYMENT STANDARDS LEGISLATION

In the event that minimum standards in the Canada Labour Code, R.S.C. 1985, c. L-2, or any other employment standards legislation that may be applicable, are more favourable to the Executive in any respect, including but limited to the provisions herein in respect of notice of termination, the provisions of the Canada Labour Code, or such other applicable legislation, shall apply and be the limit of Heli-One’s obligations.

23.	INDEPENDENT LEGAL ADVICE

The Executive agrees that the contents, terms and effect of this Agreement have been explained to the Executive by a lawyer and are fully understood or that the Executive has waived the right to seek legal advice but fully understands and accepts the contents, terms and effect of this Agreement.

24.	COUNTERPARTS

This Agreement may be executed in one or more counterparts in PDF format or otherwise, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Larry Alexandre		/s/ Christina Burke
Larry Alexandre		Witness Christina Burke HRBP

HELI-ONE CANADA INC.

By:	/s/ William Amelio
Chief Executive Officer

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